INCO REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2003

(All dollar amounts are expressed in United States currency)

     TORONTO, February 3, 2004 — Inco Limited today reported adjusted net earnings1 of $118 million, or 62 cents per share (57 cents per share on a diluted basis2), for the fourth quarter of 2003, compared with adjusted net earnings of $25 million, or ten cents per share (ten cents per share on a diluted basis), for the fourth quarter of 2002. The principal adjustments made in arriving at adjusted net earnings for the fourth quarter of 2003 reflected the exclusion of (1) a net unfavourable adjustment of $32 million, or 17 cents per share, covering certain tax charges and the accrued tax associated with currency translation adjustments relating principally to long-term debt, (2) unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $21 million, or 11 cents per share, (3) after-tax income of $22 million, or 12 cents per share, representing a milestone payment received as part of the terms of the sale of a non-core exploration property in 1998, and (4) an after-tax charge of $15 million, or eight cents per share, for estimated remediation costs for certain former industrial sites in the United States we retained relating to a business sold in 1983. For the fourth quarter of 2003, net earnings, in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), were $74 million, or 39 cents per share (36 cents per share on a diluted basis), compared with a net loss of $2 million, or five cents per share (five cents per share on a diluted basis), in accordance with Canadian GAAP for the fourth quarter of 2002.

     Adjusted net earnings for 2003 were $260 million, or $1.33 per share ($1.29 per share on a diluted basis), compared with adjusted net earnings of $167 million, or 75 cents per share (75 cents per share on a diluted basis), in 2002. Net earnings for 2003, in accordance with Canadian GAAP, were $137 million, or 59 cents per share (58 cents per share on a diluted basis), compared with a net loss of $1,482 million, or $8.27 per share ($8.27 per share on a diluted basis), in the corresponding period. All of the adjustments made in arriving at adjusted net earnings for the fourth quarters and years 2003 and 2002 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

1	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.
2	For the fourth quarter and full year 2003, the calculation of adjusted net earnings per share on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares.

Chief Executive Officer’s Message

Inco ended 2003 on a strongly upbeat note, with nickel prices hitting 14-year highs and our share price up significantly since the beginning of 2003. For 2004, we intend to make the most of a strong nickel market, with plans to produce every pound of nickel we can to meet our customers’ needs. We will also continue to work aggressively to reduce our controllable costs and enhance margins. Longer term, we expect our leading nickel development projects at Voisey’s Bay and Goro will position us to benefit from future growth in nickel demand.

Market conditions

Nickel prices rose dramatically in the fourth quarter of 2003, hitting 14-year highs by December and finishing the year up 135 per cent from the end of 2002. Our fourth quarter 2003 results also benefitted from higher prices for copper and cobalt.

The strong nickel prices were driven by tight supply and increasing demand, particularly as a result of ongoing growth in Asian stainless steel production and demand and the lack of new sources of supply. The boom in the Asian market validates Inco’s strategy over many years of building a strong presence on the ground across Asia and particularly in China. About 66 per cent of our 2003 sales were in Asia, as opposed to approximately 40 per cent ten years ago.

Our current outlook is for the nickel markets to remain strong through 2004, with continued robust demand from Asia and increased demand in the traditional markets of the United States and Europe.

Operations

Our Ontario operations resolved the ramp-up issues encountered following the three-month strike and were back on track in the fourth quarter of 2003. In 2004, we plan to increase Ontario production above our 2003 pre-strike plan by operating without a planned summer maintenance shutdown, processing more external feed, and improving smelter throughput.

Given the effect on platinum-group metals (PGMs) that the strike and ramp-up issues had on the Ontario operations, we produced only 207,000 troy ounces of PGMs for the year. We expect a sharp improvement in PGMs production in 2004, increasing such production to 400,000 troy ounces.

PT Inco experienced an exceptionally strong year in 2003 with record production of 155 million pounds of nickel-in-matte, exceeding its annual design capacity of 150 million pounds. We are targeting even higher matte production at PT Inco in 2004.

Our Manitoba operations exceeded their production plan for 2003, despite the challenge of lower ore grades, which requires mining more tonnes from more locations. We expect a modest production increase in Manitoba in 2004 despite a scheduled furnace rebuild.

Overall, we plan to produce 500 to 510 million pounds of nickel in 2004, an increase of 7½ per cent from our pre-strike 2003 plan of 470 million pounds. We will be looking for every possible way to exceed this plan. Our goal is to maximize production, not only to improve our bottom line but also to help meet our customers’ needs in a tight nickel market.

Fourth quarter 2003 nickel unit cash cost of sales after by-product credits benefitted from lower employment costs in Ontario and lower natural gas and electricity rates, but these positive factors were partially offset by the stronger Canadian dollar, higher costs for external nickel feed as a result of the increased nickel price and lower PGMs production.

We will continue our focus on reducing costs, even in good times, and we are working hard to find ways to offset the cost pressures we have experienced. We have set a target of cutting $60 to 90 million, or 10 to 15 per cent, of our total controllable costs over the next 12 to 18 months and expect to realize about $63 million in cost reductions in 2004. We have established a high-level team to find immediate ways of offsetting cost increases, while also identifying structural changes that will be implemented over the longer term.

Progress on growth projects

We are doing all we can to meet our customers’ growing needs for nickel both by maximizing production at our existing operations and by pursuing one of the most aggressive growth plans in our Company’s history with Voisey’s Bay and Goro.

2003 was a year of progress on our Voisey’s Bay project. Since March 2003, we have completed 65 per cent of project engineering and 70 per cent of the procurement for the Phase I open pit mine and the concentrator and related facilities. We completed the airstrip and construction camp, nearly one-third of the concentrator construction is complete, and we have begun work on the port facility. Meanwhile, we continued testing our pressure oxidative leaching process for treating Voisey’s Bay material at our mini-pilot plant in Mississauga, Ontario, and have met or exceeded metals recovery targets, a key objective for this research and development program.

We have made progress in identifying opportunities to reduce the capital cost estimate for our Goro nickel-cobalt project in New Caledonia. In the fourth quarter of 2003, we announced the selection of a joint venture between SNC-Lavalin and Foster Wheeler to work with us on the key deliverables for the current second phase of the project review. We plan to report on the status of this phase in May 2004. We continue to be optimistic on this project and are committed to making it a success.

Maintaining our financial strength

Inco’s financial position remains strong. Over the past three years, we have reduced our cost of debt to about four per cent. Meanwhile, we have extended average debt maturities to 15 years with no major outstanding debt securities coming due until after the planned start-ups of our growth projects.

2003 was a better year than 2002 in terms of earnings and cash flow from operating activities before changes in working capital, despite the strike at Ontario. Our 2004 plan, based on higher production of nickel and PGMs and higher realized prices, should deliver significant value to our shareholders, while putting us in an excellent position to prudently develop Voisey’s Bay and Goro.

Inco is positioned to succeed with nickel

Inco’s strategic focus on nickel paid off in 2003 and we believe will continue to produce very favourable results based upon the positive nickel markets expected over the next few years.

We have a leading market position in nickel and we are in the right places — including the booming markets of Asia. Our existing operations are among the world’s best and we will aggressively pursue productivity increases and cost reductions to offset short-term cost pressures. We believe that we have the world’s two best nickel development properties, which are the only major projects that can come on stream soon enough to benefit from the world’s expected increase in demand for nickel over the next few years.

We are confident that these advantages will translate into value for our shareholders both in the near and longer term.

On the corporate governance front, Inco’s Board today approved, subject to shareholder confirmation in April, the declassification of Inco’s Board so that all directors will be elected annually by our shareholders.

I look forward to reporting on our performance for the first quarter of 2004.

/s/ Scott Hand Scott Hand Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

     We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income tax benefits (charges) relating to adjustments for tax rulings and other decisions and interpretations covering transactions in prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, asset impairment charges, losses or gains on debt retirements, strike expenses, gains and losses of a non-recurring nature and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

     The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings (loss) as reported in accordance with Canadian GAAP:

(in millions except
per share amounts)			Net Earnings		Earnings (1) Per Share

	Fourth Quarter		Year		Fourth Quarter		Year
December 31,	2003	2002	2003	2002	2003	2002	2003	2002
	(Restated)[2]		(Restated)[2]			(Restated)[2]		(Restated)[2]

Adjusted net earnings	$118	$25	$260	$167	$0.62	$0.10	$1.33	$0.75
Income tax benefits (charges)	(32)	—	94	—	(0.17)	—	0.51	—
Currency translation adjustments	(21)	(1)	(177)	(5)	(0.11)	(0.01)	(0.96)	(0.03)
Milestone payment relating to sale of property	22	—	22	—	0.12	—	0.12	—
Estimated remediation costs	(15)	—	(15)	—	(0.08)	—	(0.08)	—
Strike expense	—	—	(69)	—	—	—	(0.37)	—
Goro project suspension costs and related currency hedging gains, net	2	(26)	15	(26)	0.01	(0.14)	0.08	(0.14)
Income on tax refund	—	—	9	8	—	—	0.05	0.04
Loss on redemption of 5¾% convertible debentures due 2004	—	—	(2)	—	—	—	(0.01)	—
Asset impairment charges	—	—	—	(1,626)	—	—	—	(8.89)
Redemption premium on Series E Preferred Shares	—	—	—	—	—	—	(0.08)	—

Canadian GAAP net earnings (loss), as reported	$74	$(2)	$137	$(1,482)	$0.39	$(0.05)	$0.59	$(8.27)

(1)	For Canadian GAAP reporting purposes, the redemption premium of $15 million paid in connection with the redemption of our Series E Preferred Shares in May 2003 is treated only as a reduction in earnings per share since this premium reduces retained earnings but does not affect earnings.
(2)	The fourth quarter and full year 2002 results have been restated due to the retroactive application of a change in accounting policy for asset retirement obligations adopted in 2003.

     We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing operating performance. In addition, management uses such a calculation internally for operating, budgeting and financial planning purposes.

Outlook

     Our current estimates for production for the first quarter of 2004 and the full year 2004 of nickel, copper and platinum-group metals (PGMs), including PGMs produced from purchased material, are as follows:

		First Quarter	Full Year
		2004	2004

Nickel	- tonnes (thousands)	57 to 59	227 to 231
	- pounds (millions)	125 to 130	500 to 510
Copper	- tonnes (thousands)	28	118
	- pounds (millions)	62	260
PGMs	- troy ounces (thousands)	110	400

     We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2004 will be about $2.35 to $2.40 per pound ($5,181 to $5,291 per tonne). A reconciliation between our nickel unit cash costs of sales both before and after by-product credits for the periods in 2002 and 2003 as indicated and cost of sales in accordance with Canadian GAAP is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2004 we currently expect to realize over the London Metal Exchange (LME) cash nickel prices will be between $0.00 and $0.06 per pound ($0 and $132 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.

     The current First Call consensus mean estimate for our adjusted net earnings per share for 2004 is $3.39 on a diluted basis. The current First Call consensus mean estimate for Inco’s cash flow per share, which we understand is defined as cash flow from operations before changes in working capital, investing and financing activities, for 2004 is $5.48 on a diluted basis. Based upon the latest Reuters’ mean forecast in January 2004 for the average LME cash nickel price for 2004, which we understand to be $6.15 per pound, and our understanding of Reuters’ latest mean forecasts for 2004 for the prices for our other metal products, we are comfortable with the current First Call consensus estimate for 2004 for our adjusted net earnings per share of $3.39, on a diluted basis, and with the current First Call consensus estimate for 2004 for our cash flow per share, as defined above, of $5.48 on a diluted basis. We are not endorsing Reuters’ mean forecasts for the LME cash nickel price and other benchmark metal prices for 2004. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.96 per pound ($15,350 per tonne) for the January 2 — February 2, 2004 period. The LME cash nickel price on February 2, 2004 was $7.08 per pound ($15,600 per tonne).

     The earnings per share consensus mean estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.

     In terms of the current estimated sensitivity of our earnings per share to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic net earnings per share (EPS) over a full year would change, up or down, by about 12 cents. As reflected in the table below, while our financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:

ESTIMATES OF CURRENT 2004 SENSITIVITY OF EPS(1) TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$)

	Amount of Change (up or down)	EPS Effect(1)

Realized nickel price	$0.10/lb	$0.12
Realized copper price	0.10/lb	0.09
Realized palladium price	50.00/troy oz	0.03
Realized platinum price(2)	50.00/troy oz	0.02
Realized cobalt price	1.00/lb	0.01
Cdn.-U.S. exchange rate(3) (4)	0.01	0.12
Fuel oil price (West Texas Intermediate) (2) (4)	1.00/bbl	0.006
Natural gas price(2) (4)	0.10/MM BTU	0.001
Share appreciation rights(4) (5)	1.00	0.006

(1)	Canadian GAAP basic net earnings per share. Each sensitivity assumes other factors are held constant.
(2)	Includes the impact of hedging activities as of December 31, 2003.
(3)	The EPS effect represents (a) $0.05 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities,
(b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect.
(4)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.
(5)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.

     Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. We currently project that our total capital expenditures for 2004 will be $1.04 billion.

Commentary on Results for the Fourth Quarter and Full Year 2003

(Tabular amounts are in millions of United States dollars
except per share amounts)

Results of operations

     The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

Results Summary

	Fourth Quarter		Year

	2003	2002	2003	2002
	(Restated)			(Restated)

Net sales	$832	$528	$2,474	$2,161
Net earnings (loss)	74	(2)	137	(1,482)
Net earnings (loss) per common share
— basic	0.39	(0.05)	0.59	(8.27)
— diluted	0.36	(0.05)	0.58	(8.27)
Cash provided by operating activities	129	133	131	599

     Our net earnings were $74 million, or 39 cents per share (36 cents per share on a diluted basis), for the fourth quarter of 2003, compared with a net loss of $2 million, or five cents per share (five cents per share on a diluted basis), in the corresponding 2002 period. Results for the fourth quarter of 2003 included (1) a net unfavourable adjustment of $32 million, or 17 cents per share, in respect of certain tax charges and the accrued tax associated with currency translation adjustments relating principally to long-term debt, (2) unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $21 million, or 11 cents per share, (3) after-tax income of $22 million, or 12 cents per share, representing a milestone payment received as part of the terms of sale of a non-core exploration property in 1998, (4) an after-tax charge of $15 million, or eight cents per share, for estimated remediation costs for certain former industrial sites in the United States we retained relating to a business sold in 1983, and (5) an after-tax credit of $2 million, or one cent per share, to accrue for currency hedging gains of $7 million, partially offset by additional costs of $5 million related to the suspension of certain development activities and other actions concerning our Goro project in New Caledonia. Currency translation adjustments of $21 million in the fourth quarter of 2003 were due to the effect of a strengthening Canadian dollar relative to the U.S. dollar during the quarter on Canadian dollar-denominated liabilities. The currency hedging gains were related to forward currency contracts which had been entered into to reduce our exposure to exchange rate changes associated with certain planned Goro project expenditures. A portion of these contracts ceased to be effective since they no longer matched the timing of such expenditures. The income tax charges of $32 million referred to in the “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” table above related to a net charge which was primarily due to the revaluation of deferred tax liabilities due to an increase in the tax rate by the Province of Ontario and the tax impact of currency translation adjustments.

     Net earnings for 2003 were $137 million, or 59 cents per share (58 cents per share on a diluted basis), compared with a net loss of $1,482 million, or $8.27 per share ($8.27 per share on a diluted basis), in 2002. Results for 2003 included the following items: (1) income tax benefits of $94 million, or 51 cents per share, (2) unfavourable non-cash currency translation adjustments of $177 million, or 96 cents per share, (3) after-tax income of $22 million, or 12 cents per share, representing a milestone payment received as part of the terms of the sale of a non-core exploration property in 1998, (4) an after-tax charge of $15 million, or eight cents per share, for estimated remediation costs for certain former industrial sites in the United States we retained relating to a business sold in 1983, (5) after-tax expense of $69 million, or 37 cents per share, associated with the three-month strike of the unionized workforce at our Ontario operations, (6) currency hedging gains net of suspension costs relating to the Goro project of $15 million, or eight cents per share, (7) after-tax income of $9 million, or five cents per share, associated with a tax refund, (8) a loss of $2 million, or one cent per share, realized on the redemption of certain convertible debt securities, and (9) with respect to only the calculation of net earnings per share, a premium of $15 million, or eight cents per share, paid on the May 1, 2003 redemption of our Series E Preferred Shares. The currency translation adjustments of $177 million in 2003 referred to above were due to the effect of a significant strengthening of the Canadian dollar relative to the U.S. dollar during the period on Canadian dollar-denominated liabilities. The income tax benefits of $94 million are discussed under “Income and mining taxes” below. The strike expenses referred to above are those ongoing costs, such as salaries and certain employment benefits, depreciation, property taxes, utilities and maintenance incurred during the strike period which would normally be treated as production costs and charged to inventory but, in the absence of production, have been expensed. Results for 2002 included non-cash after-tax asset impairment charges of $1,626 million, or $8.89 per share, to reduce the carrying value of the Voisey’s Bay project and certain other assets, suspension costs relating to the Goro project of $26 million, or 14 cents per share, after-tax interest income of $8 million, or four cents per share, associated with a tax refund and unfavourable non-cash currency translation adjustments of $5 million, or three cents per share.

Net sales

     Net sales increased by 58 per cent to $832 million in the fourth quarter of 2003, compared with $528 million in the corresponding 2002 period, primarily due to a significant increase in the average realized selling price for nickel and copper and higher nickel and copper deliveries partially offset by lower deliveries of PGMs.

     Net sales were $2,474 million for the full year 2003, up 14 per cent from $2,161 million in 2002. This increase was due to significantly higher average realized prices for nickel which were partially offset by lower deliveries of nickel, platinum, palladium, copper and cobalt, and lower realized prices for certain PGMs. The decrease in deliveries was primarily due to lower production at the Ontario operations as a result of the strike which was partially offset by higher nickel deliveries from PT Inco and our Manitoba operations and an increase in the deliveries of purchased finished nickel.

Costs and expenses

Cost of sales and operating expenses

     Cost of sales and operating expenses increased by 53 per cent and 26 per cent in the fourth quarter and full year 2003, respectively, compared with the corresponding 2002 periods, reflecting the adverse impact of a strengthening of the Canadian dollar relative to the U.S. dollar, higher energy costs, higher employment and pension costs, and increased costs for purchased intermediates processed. In addition, deliveries of purchased finished nickel in the fourth quarter and full year 2003 increased by 63 per cent and 54 per cent, respectively, compared with the corresponding 2002 periods. The cost of these purchases is based upon LME and other benchmark prices and is included in cost of sales. Operating results for the full year 2003 included a pre-tax expense of $107 million associated with the three-month strike at our Ontario operations. In addition, as previously indicated, during the third quarter of 2003 our Ontario operations experienced a series of unanticipated problems associated with the ramp-up of certain facilities after the strike.

     Nickel unit cash cost of sales after by-product credits increased to $5,379 per tonne ($2.44 per pound) in the fourth quarter of 2003 and $4,740 per tonne ($2.15 per pound) in the full year 2003 from $3,814 per tonne ($1.73 per pound) and $3,197 per tonne ($1.45 per pound), respectively, in the corresponding periods of 2002. These increases were principally due to the unfavourable effect of a strengthening of the Canadian dollar relative to the U.S. dollar, higher energy costs at PT Inco and our Ontario operations, higher employment and pension costs, and lower contributions from by-products, primarily resulting from lower deliveries of PGMs. These nickel unit cash costs were also adversely affected by higher costs for purchasing and processing larger volumes of purchased intermediates. For the full year 2003, nickel unit cash cost of sales were also affected by the previously disclosed ramp-up problems experienced in Ontario. The average value of the Canadian dollar, the currency in which a substantial portion of our operating expenses is incurred, strengthened against the U.S. dollar by 19 per cent in the fourth quarter of 2003 relative to the fourth quarter of 2002 and by 12 per cent for the full year 2003 relative to 2002. Excluding the costs associated with purchased intermediates, our nickel unit cash cost of sales after by-product credits was approximately $4,630 per tonne ($2.10 per pound) in the fourth quarter of 2003 and approximately $4,299 per tonne ($1.95 per pound) in the full year 2003.

     A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP is shown in the table “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.

     We use purchased intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased intermediates is higher than that for processing our own mine production and increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.

     Nickel production increased by 18 per cent to 59,676 tonnes (131 million pounds) in the fourth quarter of 2003, compared with 50,436 tonnes (111 million pounds) in the corresponding 2002 period, primarily reflecting higher production at PT Inco as a result of higher ore grades and higher production at our Ontario operations due to a higher volume of external feed processed. Nickel production decreased by 11 per cent to 187,173 tonnes (413 million pounds) in the full year 2003, compared with 209,728 tonnes (462 million pounds) in 2002, reflecting lower production at the Ontario operations due to the strike and the ramp-up problems noted above, partially offset by higher production at our Manitoba operations, the processing of higher volumes of purchased intermediates at both the Ontario and Manitoba operations and higher ore grades at PT Inco. The 2002 fourth quarter and full year results were also negatively impacted by a furnace rebuild at PT Inco which resulted in lower production for this operation.

Selling, general and administrative

     Selling, general and administrative expenses totalled $65 million and $169 million in the fourth quarter and full year 2003, respectively, compared with $45 million and $136 million for the same periods in 2002. The increases for both periods are primarily due to higher common share appreciation rights expense in connection with certain share option grants as a result of the significant increase in the price of our common shares in 2003. These expenses included certain expenditures totalling approximately $10 million in both 2003 and 2002 in support of the Goro and Voisey’s Bay projects. Common share appreciation rights expense was $25 million and $36 million for the fourth quarter and full year 2003, respectively, compared with $8 million and $7 million for the corresponding periods in 2002.

Research and development

     Research and development expenses increased to $9 million and $27 million in the fourth quarter and full year 2003, respectively, from $4 million and $17 million in the corresponding 2002 periods. The increases in 2003 were primarily due to higher spending on the hydromet research program relating to our Voisey’s Bay project.

Currency translation adjustments

     Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments of $21 million and $177 million in the fourth quarter and full year 2003, respectively, were due to the significant strengthening of the Canadian dollar relative to the U.S. dollar during these periods.

Interest expense

     Interest expense for the fourth quarter and full year 2003 was $8 million and $44 million, respectively, compared with $15 million and $50 million in the respective periods of 2002. Although interest paid in 2003 was higher due to the increase in outstanding debt during the year, this was offset by an increase in capitalized interest associated with projects under development and by lower interest rates on our outstanding debt for the fourth quarter and full year 2003 compared with the corresponding periods in 2002. Interest expense excluded capitalized interest of $14 million and $54 million in the fourth quarter and full year 2003, respectively, compared with $13 million and $27 million, respectively, in the corresponding 2002 periods.

Other income, net

     Other income of $43 million for the fourth quarter of 2003 increased by $30 million compared with $13 million for the fourth quarter of 2002 primarily due to receipt of a milestone payment under the terms of sale of a non-core exploration property referred to above. In addition, we recorded net gains of $12 million in other income in the fourth quarter of 2003 in connection with certain derivative positions in metals intended to meet future customer requirements. Other income increased to $104 million in the full year 2003, compared with $40 million in 2002, due to, in addition to the above, gains of $35 million realized from the sale or transfer of shares and other interests contributed to or received in conjunction with strategic and other collaborations relating to our primary metals operations. In addition, currency hedging gains of $11 million were realized on the closing out of certain forward currency contracts during the first quarter as a consequence of the Goro project suspension. These gains were partially offset by a loss of $2 million on the May 1, 2003 redemption of our 5¾% Convertible Debentures due 2004 and lower interest income as a result of interest from a tax refund being lower during 2003 compared to the interest on tax refunds received during 2002.

Income and mining taxes

     Income and mining taxes for the fourth quarter of 2003 were affected by $22 million attributable to currency translation adjustments as a result of the strengthening of the Canadian dollar, an additional tax cost of $20 million related to the revaluation of deferred income tax liabilities due to an increase in the future corporate tax rates in the Province of Ontario and the recognition of $10 million in tax benefits as a result of decisions on tax matters from Canadian and other jurisdictions concerning the tax treatment of certain prior period transactions. In addition, there was a favourable impact in the 2003 fourth quarter of net gains taxed at a relatively low rate and higher earnings of PT Inco, which are also taxed at a relatively lower rate than earnings in other jurisdictions.

     Income and mining taxes for the full year 2003 include a benefit of $106 million resulting from a reduction in the Canadian federal tax rate, partially offset by a $20 million charge for an increase in the future tax rates in the Province of Ontario. We also benefitted from favourable tax rulings and other decisions on tax matters from Canadian and other jurisdictions concerning the tax treatment of certain prior period transactions in the amount of $56 million as well as the favourable impact of net non-taxable gains and higher earnings of PT Inco, which are taxed at a relatively lower rate than earnings in other jurisdictions. Partially offsetting these tax benefits was the accrual for additional tax expense of $48 million due to the strengthening of the Canadian dollar.

Minority interest

     Minority interest increased by $17 million and $33 million in the fourth quarter and full year 2003, respectively, compared with the corresponding 2002 periods, primarily due to the higher earnings of PT Inco.

Cash Flows and Financial Condition

     Net cash provided by operating activities in the fourth quarter of 2003 was $129 million, compared with $133 million in the corresponding quarter of 2002. A significantly higher portion of cash was provided from higher earnings in the fourth quarter of 2003 which was partially offset by an increase in working capital balances as a result of the resumption of production at our Ontario operations in September 2003 after the three-month strike. Net cash provided by operating activities in 2003 was $131 million, which decreased significantly compared with $599 million in 2002 primarily due to higher accounts receivable and higher tax payments in 2003 compared with the prior year.

     Net cash used for investing activities decreased to $165 million and $565 million in the fourth quarter and full year 2003, respectively, compared with $266 million and $609 million in the corresponding periods of 2002. The decreases were primarily due to lower capital spending, mainly in respect of the Goro project which was partially offset by higher capital spending in respect of the Voisey’s Bay project, compared with the same periods in 2002.

     Net cash used by financing activities was $271 million in the fourth quarter of 2003. This was primarily related to the redemption of our
7¾% Convertible Debentures and our 9.60% Debentures in the aggregate amount of $302 million. Such use of cash was partially offset by the cash provided from the issuance of common shares of $33 million upon the exercise of employee stock options.

     Net cash used by financing activities was $235 million in 2003. In addition to our September 2003 offering of 5.70% Debentures in the amount of $300 million, in March 2003 we also issued and sold in concurrent private offerings (1) $273 million amount payable at maturity of Convertible Debentures due March 14, 2023, representing $249 million in gross proceeds to us, and (2) $227 million aggregate principal amount of Subordinated Convertible Debentures due March 14, 2052. The total combined gross proceeds were $476 million from these two issues of convertible debt securities. The net cash proceeds of $470 million received from these concurrent private offerings, after commissions and other expenses, were, together with available cash, used to redeem (i) our Series E Preferred Shares in the amount of $487 million, including a total redemption premium of $15 million based upon the $50 issue price per Series E Preferred Share, and (ii) $173 million aggregate principal amount of our 5¾% Convertible Debentures due 2004. The net cash proceeds from the offering referred to above of the 5.70% Debentures of $297 million were, together with available cash, used to redeem (a) $143 million aggregate principal amount of our 7¾% Convertible Debentures due 2016 and (b) $159 million aggregate principal amount of our 9.60% Debentures due 2022.

     At December 31, 2003, cash and cash equivalents were $418 million, down from $1,087 million at December 31, 2002, reflecting the cash used to fund capital expenditures of $591 million for 2003 and the redemptions of our Series E Preferred Shares, 5¾% Convertible Debentures due 2004, 7¾% Convertible Debentures due 2016 and 9.60% Debentures due 2022, partially offset by the net cash proceeds of $470 million received from the two concurrent private offerings of convertible debt in the first quarter of 2003 and the $297 million in net proceeds from the issuance of our 5.70% Debentures in September 2003 referred to above. Total debt was $1,512 million at December 31, 2003, down from $1,643 million at December 31, 2002. Total debt as a percentage of total debt plus shareholders’ equity was 28 per cent at December 31, 2003, compared with 30 per cent at December 31, 2002. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

Accounting changes

(a) Expensing cost of stock options

     Effective January 1, 2003, we changed our accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees in 2003 and in future years. The fair value of each stock option granted is estimated on the date of the grant using an option-pricing model. As a result of this change in accounting, which was applied prospectively, an expense of $nil million and $3 million was recorded in the fourth quarter and full year 2003, respectively, to reflect the fair value of stock options granted to employees in 2003.

(b) Asset retirement obligations

     Effective January 1, 2003, we adopted a new accounting standard relating to asset retirement obligations. Under this new standard, retirement obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the asset’s useful life. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, the deficit increased by $18 million at January 1, 2003, property, plant and equipment increased by $37 million at December 31, 2002, deferred income and mining taxes decreased by $12 million at December 31, 2002, and the asset retirement obligation increased by $67 million at December 31, 2002. A pre-tax expense of $2 million and $8 million was recorded in the fourth quarter and full year 2003, respectively, for accretion and depreciation for asset retirements.

Access to Webcast of Annual Presentation to Investment Community

     As previously announced, interested investors can listen to our annual presentation to the investment community covering our 2003 financial and operating results on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone call in North America as indicated below.

     The presentation is scheduled for February 3, 2004 beginning at 4:00 p.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Slides or other statistical information to be used for the presentation can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, under the heading “February 3, 2004 — Annual Presentation to the Investment Community” by clicking on the “Latest Presentations” link on the homepage.

     The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on February 17, 2004 by dialling 1-800-558-5253 in North America and by entering the reservation number 21175709. This recording is also available outside North America by dialing (416) 626-4100.

     This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals in 2004 at its Canadian, Indonesian and other operations, nickel demand and supply both globally and for certain markets, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, its financial results, including cash flow from operations, the sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction objectives, its Goro and Voisey’s Bay projects, process research and development programs, capital expenditures, planned shutdowns and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

February 3, 2004
IN 03/37

For further information:

Media Relations: Investor Relations:	Steve Mitchell(416) 361-7950 Sandra Scott(416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

		Three Months Ended
		December 31,		Year Ended December 31,

Average Realized Prices		2003	2002	2003	2002

Nickel(1)	- per tonne	$12,403	$7,565	$9,860	$7,143
	- per pound	5.63	3.43	4.47	3.24
Copper	- per tonne	2,087	1,610	1,832	1,629
	- per pound	0.95	0.73	0.83	0.74
(1) Including intermediates

LME Average Cash Prices
Nickel	- per tonne	12,437	7,107	9,633	6,775
	- per pound	5.64	3.22	4.37	3.07
Copper	- per tonne	2,059	1,554	1,779	1,559
	- per pound	0.93	0.70	0.81	0.71

Deliveries
Nickel in all forms (tonnes)
	- Inco-source	52,216	48,895	184,110	212,247
	- Purchased finished	6,286	3,857	29,780	19,343

		58,502	52,752	213,890	231,590

Copper (tonnes)		34,221	30,552	93,335	113,116

Cobalt (tonnes)		223	484	903	1,582

		(in thousands)
Platinum-group metals (troy
ounces)		6	104	209	431

Gold (troy ounces)		17	16	50	71

Silver (troy ounces)		530	360	1,440	1,570

Nickel production
in all forms (tonnes)		59,676	50,436	187,173	209,728

Nickel unit cash cost of sales
before by-product credits
	- per tonne	$4,718	$3,968	$4,453	$3,483
	- per pound	2.14	1.80	2.02	1.58
Nickel unit cash cost of sales
after by-product credits
	- per tonne	5,379	3,814	4,740	3,197
	- per pound	2.44	1.73	2.15	1.45
Finished nickel inventories
at end of period (tonnes)		25,604	23,126	25,604	23,126

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to
Canadian GAAP Cost of Sales
(in millions of United States dollars except pound and per pound data)

	Three Months Ended
	December 31,		Year Ended December 31,

	2003	2002	2003	2002

		(restated)		(restated)
Cost of sales and other
operating expenses, excluding
depreciation and depletion	$546	$358	$1,735	$1,378
By-product costs	(132)	(113)	(383)	(415)
Purchased finished nickel	(77)	(27)	(279)	(130)
Delivery expense	(8)	(6)	(25)	(24)
Other businesses	(7)	(6)	(25)	(22)
Strike expense, excluding
depreciation	—	—	(88)	—
Non-cash items[1]	(10)	(4)	(24)	(17)
Remediation, demolition and other related expenses	(37)	(7)	(55)	(23)
Other	(29)	(1)	(36)	(7)

Nickel cash cost of sales
before by-product credits[2]	246	194	820	740
By-product net sales	(97)	(120)	(330)	(476)
By-product costs	132	113	383	415

Nickel cash cost of sales
after by-product credits[2]	$281	$187	$873	$679

Inco-source nickel deliveries
- pounds (millions)	115	108	406	468
Nickel cash cost of sales
before by-product credits
- per pound	2.14	1.80	2.02	1.58
Nickel cash cost of sales
after by-product credits
- per pound	2.44	1.73	2.15	1.45

1	Post-retirement benefits other than pensions.

2	Nickel cash cost of sales before and after by-product credits includes costs for both Inco ore source and external feed.

Inco Limited

Consolidated Statement of Earnings

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions of United States dollars except per share amounts)	2003	2002	2003	2002

		(Restated)		(Restated)
Net sales	$832	$528	$2,474	$2,161

Costs and operating expenses (income)
Cost of sales and other operating expenses, excluding depreciation and depletion	546	358	1,735	1,378
Depreciation and depletion	72	62	265	255
Selling, general and administrative	65	45	169	136
Research and development	9	4	27	17
Exploration	9	10	27	24
Currency translation adjustments	21	1	177	5
Goro project suspension costs	(2)	25	(4)	25
Asset impairment charges	—	—	—	2,415

Total costs and operating expenses	720	505	2,396	4,255

Interest expense	8	15	44	50

Other income, net	(43)	(13)	(104)	(40)

Earnings (loss) before income and mining taxes
and minority interest	147	21	138	(2,104)
Income and mining taxes	54	21	(49)	(639)

Earnings (loss) before minority interest	93	—	187	(1,465)
Minority interest	19	2	50	17

Net earnings (loss)	74	(2)	137	(1,482)
Dividends on preferred shares	—	(7)	(6)	(26)
Accretion of convertible debt	(2)	(1)	(7)	(4)
Premium on redemption of preferred shares	—	—	(15)	—

Net earnings (loss) applicable to common shares	$72	$(10)	$109	$(1,512)

Net earnings (loss) per common share
Basic	$0.39	$(0.05)	$0.59	$(8.27)

Diluted	$0.36	$(0.05)	$0.58	$(8.27)

Inco Limited

Consolidated Balance Sheet

	December 31,	December 31,
(in millions of United States dollars)	2003	2002

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$418	$1,087
Accounts receivable	435	251
Inventories	746	576
Other	112	73

Total current assets	1,711	1,987
Property, plant and equipment	6,976	6,382
Deferred charges and other assets	319	208

Total assets	$9,006	$8,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$103	$97
Accounts payable	253	338
Accrued payrolls and benefits	165	118
Other accrued liabilities	332	210
Income and mining taxes payable	27	167

Total current liabilities	880	930
Deferred credits and other liabilities
Long-term debt	1,409	1,546
Deferred income and mining taxes	1,696	1,352
Post-retirement benefits	603	475
Asset retirement obligation	141	119
Minority interest	415	368

Total liabilities	5,144	4,790

Shareholders’ equity
Convertible debt	606	238

Preferred shares	—	472

Common shareholders’ equity
Common shares issued and outstanding 186,915,865
(2002 — 183,238,351 shares)	2,858	2,771
Warrants	62	62
Contributed surplus	562	559
Deficit	(226)	(335)

	3,256	3,057

Contingently issuable equity	—	20

Total shareholders’ equity	3,862	3,787

Total liabilities and shareholders’ equity	$9,006	$8,577

Inco Limited

Consolidated Statement of Cash Flows

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,

(in millions of United States dollars)	2003	2002	2003	2002

		(Restated)		(Restated)
Operating activities
Earnings (loss) before minority interest	$93	$—	$187	$(1,465)
Charges (credits) not affecting cash
Depreciation and depletion	72	62	265	255
Deferred income and mining taxes	84	18	26	(745)
Asset impairment charges	—	—	—	2,415
Other	8	38	81	41
Decrease (increase) in non-cash working capital
related to operations
Accounts receivable	(167)	22	(184)	(8)
Inventories	(81)	(64)	(170)	(77)
Accounts payable and accrued liabilities	174	78	124	98
Income and mining taxes payable	(2)	(18)	(140)	106
Other	(17)	(3)	(35)	(26)
Other	(35)	—	(23)	5

Net cash provided by operating activities	129	133	131	599

Investing activities
Capital expenditures	(174)	(262)	(591)	(600)
Other	9	(4)	26	(9)

Net cash used for investing activities	(165)	(266)	(565)	(609)

Financing activities
Long-term borrowings	6	46	314	884
Repayments of long-term debt	(305)	(10)	(574)	(81)
Convertible debt issued	—	—	470	—
Preferred shares redeemed	—	—	(487)	—
Common shares issued	33	3	60	15
Preferred dividends paid	—	(7)	(6)	(26)
Dividends paid to minority interest	(5)	—	(7)	(1)
Other	—	—	(5)	—

Net cash provided by (used for) financing activities	(271)	32	(235)	791

Net increase (decrease) in cash and cash equivalents	(307)	(101)	(669)	781
Cash and cash equivalents at beginning of period	725	1,188	1,087	306

Cash and cash equivalents at end of period	$418	$1,087	$418	$1,087